UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2014 (February 26, 2014)

NTS, Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation or organization)

Commission File No. 001-32521

11-3618510

(I.R.S. Employer Identification Number)

1220 Broadway

Lubbock, Texas 79401

 (Address of principal executive offices)

806-771-5212

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

This Current Report on Form 8-K is being filed in connection with the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) by and among NTS, Inc., a Nevada corporation (the “Company”), T3North Intermediate Holdings, LLC, a Nevada limited liability company (“Holdings”) and North Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings (“Merger Sub”). Assuming that the transaction contemplated by the Merger Agreement (the “Merger”) is consummated, the Company will become a wholly-owned subsidiary of Holdings. Closing of the Merger is subject to customary closing conditions, including obtaining certain regulatory approvals. The Company hopes to have fulfilled all conditions to the closing of the Merger as promptly as practicable, and anticipates consummating the Merger shortly thereafter.

Item 5.07 Submission of Matters to a Vote of Security Holders

On February 26, 2014, the Company held a special meeting of stockholders (the “Meeting”) in connection with the Merger. At the Meeting, the Company’s stockholders approved the Merger Agreement and approved the adjournment of the Meeting, if necessary or appropriate, in the view of the Company’s board of directors, to solicit additional proxies in favor of the merger proposal if there were not sufficient votes at the time of such adjournment to approve such proposal.

Of the 43,436,812 shares of the Company’s common stock outstanding as of January 21, 2014, the record date, 35,564,200 shares were represented at the Meeting. The inspector of election reported the vote of stockholders as follows:

Proposal 1: Approval of the Merger Agreement.

For	Against	Abstain
33,479,595	1,619,989	17,093

Proposal 2: Approval of any adjournment of the Meeting if necessary to solicit additional proxies in favor of the merger proposal.

For	Against	Abstain
33,924,444	1,634,488	5,268

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NTS, Inc.

Date: February 26, 2014	By:	/s/ Guy Nissenson
Guy Nissenson
President, Chief Executive Officer and Chairman of the Board of Directors